UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A

AMENDMENT NO. 1

For registration of certain classes of securities
pursuant to section 12(b) or 12(g) of the
Securities Exchange Act of 1934

Worldwide Restaurant Concepts, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4307254
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

15301 Ventura Blvd., Building B, Suite 300, Sherman Oaks, CA	91403
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c),  check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d),  check the following box.     ☐

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

We hereby amend the following items, exhibits or other portions of our Form 8-A filed on January 22, 2001, related to our Rights Agreement, as set forth below.

Item 1.  Description of Registrant’s Securities to be Registered.

On April 30, 2002, Worldwide Restaurant Concepts, Inc. (the “Company”) and American Stock Transfer and Trust Company executed an amendment (the “First Amendment”) to the Company’s Rights Agreement dated January 22, 2001 (the “Rights Agreement”).  The First Amendment appointed American Stock Transfer and Trust Company as Rights Agent (the “Rights Agent”) to replace the Bank of New York.  Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Rights Agreement.

On April 28, 2005, the Company, Aus Bidco Pty Limited (“Aus Bidco”) and US Mergeco, Inc. Pty (“Merger Sub”), a wholly-owned subsidiary of Aus Bidco, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, Merger Sub will merge with and into the Company (the “Merger”).  As a result of the Merger, the Company will become a wholly-owned subsidiary of Aus Bidco.

In connection with the Merger Agreement, the Company and the Rights Agent entered into a Second Amendment to Rights Agreement dated May 10, 2005 (the “Second Amendment” and, together with the First Amendment, the “Amendments”).  The Second Amendment amends the Rights Agreement to provide that the execution or delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement will not cause:

•                  the Rights to become exercisable under the Rights Agreements;

•                  Pacific Equity Partners Pty Limited (“PEP”), Aus Bidco, US Mergeco or any of their respective Affiliates to be deemed an Acquiring Person; or

•                  the Distribution Date, a Section 11(a)(ii) Event, or a Section 13(a) Event to occur.

Additionally, the Second Amendment amends the Rights Agreement to provide that the Expiration Date shall mean the earlier of (i) the fifth anniversary of the date of the Rights Agreement and (ii) the time at which a merger certificate is filed with the Secretary of State of the State of Delaware as contemplated by the Merger Agreement, as the same may be amended with the approval of the Company.

The Rights Agreement (including the form of the Rights Certificate), the First Amendment and the Second Amendment are Exhibits 4.1, 4.2 and 4.3 hereto, respectively, and are incorporated here in by reference.  The foregoing description of the Rights Agreement and the Amendments does not purport to describe all terms and conditions thereof and is expressly qualified in its entirety by reference to the specific text of the Rights Agreement and the respective Amendments.

Item 2.  Exhibits.

4.1                                 Rights Agreement dated January 22, 2001 by and between Worldwide Restaurant Concepts, Inc. and American Stock Transfer and Trust Company, as successor to the Bank of New York (previously filed as an exhibit to Sizzler International, Inc.’s  Current Report on Form 8-K filed with the Securities and Exchange Commission on January 22, 2001).

4.2                                 First Amendment dated April 30, 2002 by and among Worldwide Restaurant Concepts, Inc. and American Stock Transfer and Trust Company.

4.3                                 Second Amendment dated May 10, 2005 by and between Worldwide Restaurant Concepts, Inc. and American Stock Transfer and Trust Company (previously filed as an exhibit to Worldwide Restaurant Concepts, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2005).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: May 25, 2005	Worldwide Restaurant Concepts, Inc.

	By:	/s/ A. Keith Wall
A. Keith Wall
Vice President and Chief Financial Officer